AMENDMENT NO. 3 TO TRUST INSTRUMENT OF
                          ING VARIABLE INSURANCE TRUST

    Establishment and Designation of Series of Shares of Beneficial Interest

                            Effective March 10, 2003

      THIS AMENDMENT NO. 3 TO THE TRUST INSTRUMENT OF ING VARIABLE INSURANCE TRUST, a Delaware business trust (the "Trust"), dated July 15, 1999 (the "Trust Instrument"), as amended, reflects resolutions adopted by the Board of Trustees on February 25, 2003, with respect to ING GET U.S. Core Portfolio - Series 1, new series of the Trust acting pursuant to Sections 2.1 and 2.6 of the Trust Instrument of the Trust. The resolution serves to establish and designate the series.